Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and Chief Financial Officer 517-372-9200

Neogen Corporation Prices Offering of $16.0 Million of Registered Common Stock

LANSING, Michigan – June 2, 2006 — Neogen Corporation (Nasdaq: NEOG) announced today that it has priced an offering to sell approximately 800,000 shares of common stock, of which 650,000 shares will be sold by Neogen and 150,000 shares will be sold by selling stockholders, for an aggregate purchase price of $16 million. The shares are being sold under a previously filed shelf registration statement, which the Securities and Exchange Commission has declared effective.

Neogen expects that the net proceeds of the offering to the Company will be approximately $12,237,000 after deducting the placement agency fees and all estimated offering expenses that are payable by Neogen. Neogen currently intends to use these funds to retire long term debt, for potential acquisitions of complementary products, technologies, and businesses, and for working capital and other general corporate purposes. Neogen will not receive any proceeds from the sale of shares by the selling stockholders.

Roth Capital Partners, LLC and Stonegate Securities, Inc. are acting as the exclusive placement agents in connection with this offering. Copies of the final prospectus may be obtained from Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912, Attn: Chief Financial Officer.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and these securities cannot be sold in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Neogen Corporation develops and markets products and services dedicated to food and animal safety. Neogen’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants and rodenticides.

Forward-Looking Statements

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.